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                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                AMENDMENT NO. 6 TO
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                   ----------

                                AMP INCORPORATED
                            (NAME OF SUBJECT COMPANY)

                           PMA ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                                ALLIEDSIGNAL INC.
                                    (BIDDER)

                         COMMON STOCK, WITHOUT PAR VALUE
             (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                         (TITLE OF CLASS OF SECURITIES)

                                    031897101
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                            PETER M. KREINDLER, ESQ.
                                ALLIEDSIGNAL INC.
                                101 COLUMBIA ROAD
                          MORRISTOWN, NEW JERSEY 07692
                                 (973) 455-5513

                                   ----------

           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
            RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDERS)
                                   Copies to:
                             ARTHUR FLEISCHER, ESQ.
                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                               ONE NEW YORK PLAZA
                         NEW YORK, NEW YORK 10004 - 1980
                                 (212) 859-8120

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                           SCHEDULE 13D

        CUSIP No. 031897101

         1. NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              ALLIEDSIGNAL INC. (E.I.N.: 22-2640650)
         ---------------------------------------------
         2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                          (b) [X]

         ---------------------------------------------
         3. SEC USE ONLY


         ---------------------------------------------
         4. SOURCE OF FUNDS

              BK, WC, OO
         ---------------------------------------------
         5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                          [ ]

         ---------------------------------------------
         6. CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
         --------------------------------------------
         7. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,000,100 Common Shares

         --------------------------------------------
         8. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
            SHARES
                                                     [ ]

         ---------------------------------------------
         9. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
              9.1% of outstanding Common Shares

         ---------------------------------------------
         10. TYPE OF REPORTING PERSON

              HC and CO
         ---------------------------------------------



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                 SCHEDULE 13D

         CUSIP No. 031897101

         1. NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               PMA ACQUISITION CORPORATION (E.I.N.: 22-3610482)
         ---------------------------------------------
         2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                            (b) [X]

         ---------------------------------------------
         3. SEC USE ONLY


         ----------------------------------------------
         4. SOURCE OF FUNDS

               BK, WC, OO
         ----------------------------------------------
         5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                          [ ]

         ---------------------------------------------
         6. CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
         ----------------------------------------------
         7. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,000,100 Common Shares

         ----------------------------------------------
         8. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
            SHARES
                                           [ ]

         ---------------------------------------------
         9. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

               9.1% of outstanding Common Shares

         ----------------------------------------------
         10. TYPE OF REPORTING PERSON

               CO
         ----------------------------------------------




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     The Schedule 13D filed by PMA Acquisition Corporation ("PMA"), a Delaware corporation and a wholly owned subsidiary of AlliedSignal Inc.
("AlliedSignal"), a Delaware corporation, on October 9, 1998, is hereby amended as follows:

            ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS AND RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

            The information set forth in the revised preliminary consent statement, a copy of which is filed as Exhibit (a)(13) hereto, is incorporated herein by reference in its entirety.

            ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

     (a)(13) Revised Preliminary consent statement, dated October 22, 1998.




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                                      SIGNATURE

    After reasonable inquiry and to the best of their knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 22, 1998

                    PMA ACQUISITION CORPORATION

                    By: /s/ Peter M. Kreindler
                    --------------------------
                    Name: Peter M. Kreindler
                    Title: Vice President, Secretary
                        and Director

                    ALLIEDSIGNAL INC.

                    By: /s/ Peter M. Kreindler
                    --------------------------
                    Name: Peter M. Kreindler
                    Title: Senior Vice President,
                        General Counsel and
                        Secretary


                         STATEMENT OF DIFFERENCES
                         ------------------------

The section symbol shall be expressed as...................................'SS'

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